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                                  Exhibit 12.1
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                          Nine months
                                                             ended
                                                          December 31,
                                                              2001
                                                         --------------
                                                         (in thousands)
          Earnings:
          ---------
          Income before income taxes                       $(13,993)
          Add:
            Rent expense representative of interest(1)        2,474
            Interest expense net of capitalized interest      4,799
            Amortization of debt discount and expense           512
            Amortization of capitalized interest                  8
                                                           --------
          Adjusted Earnings                                $ (6,200)
                                                           ========

          Fixed Charges:
          --------------
          Rent expense representative of interest(1)       $  2,474
          Interest expense net of capitalized interest        4,799
          Amortization of debt discount and expense             512
          Capitalized interest                                  204
                                                           --------
          Fixed Charges                                    $  7,990
                                                           ========

          Ratio of earnings to fixed charges                 (2)
                                                           ========

          (1) Calculated as one-third of rentals, which is considered representative of the interest factor.

          (2) Adjusted earnings were not sufficient to cover fixed charges, falling short by $14,190 for the nine months ended December 31, 2001